Exhibit 99.1

Trans World Corporation Announces 2010 Second Quarter Financial Results

Second Quarter 2010 Financial Highlights

  Net income of $489,000, or diluted earnings per share of $0.05
  Stockholders’ equity per diluted share of $3.53
  Revenues of $8.0 million

NEW YORK--(BUSINESS WIRE)--August 5, 2010--Trans World Corporation (“TWC” or the “Company”) (OTC BB: TWOC), a premier owner and operator of casinos and a hotel in Europe, today reported financial results for its second quarter and six months ended June 30, 2010.

Mr. Rami Ramadan, Chief Executive Officer of TWC commented, “We were pleased to achieve profitability in the second quarter and first half of 2010. The Company’s attendance and revenues were in line with our expectations for April and May, but our business was negatively impacted by the FIFA 2010 World Cup during the month of June. The majority of our core casino customers are located on areas bordering Germany, whose team had a strong showing. This contributed to lower attendance and revenue declines of approximately 25% and 23%, respectively, compared to the 2009 June month. However, we were pleased to see a return to more normalized levels of attendance starting in mid-July and have seen these growth trends continue. In addition, the Hotel Savannah and Route 59 Casino, located near Vienna, Austria, were strong performers, posting 33% and 19% revenue improvements, respectively over the same quarter in 2009 which helped to offset the overall revenue decline.”

“While our first six months’ operating results were weaker than anticipated because of exceptional events, we expect the latter half of the year, historically our strongest in terms of attendance, to improve across the board. Trans World is continuing to generate free cash flow, and expects to see deleveraging continue as with the Company’s recent retirement of $1.55 million in debt in July.”

Financial and Operating Highlights

  Second quarter 2010 revenues were $8.0 million compared with $8.7 million in the same period of 2009, largely due to the negative impact of the 2010 FIFA World Cup on TWC’s casinos. This was offset by improving performance at the Company’s Hotel Savannah and Route 59 Casino.
  EBITDA for the second quarter of 2010 was $1.1 million, as compared with $1.5 million achieved in the same second quarter last year. The decrease from 2009 was primarily due to decreased revenues, which were partially offset by reduced revenue-based gaming taxes, payroll, and expenditures in repairs and maintenance, as well as property insurance expenses. A table reconciling EBITDA, a non-GAAP (Generally Accepted Accounting Principles) financial measure, to the appropriate GAAP measure is included with the Company’s financial information below.
  Net income for the second quarter was $489,000, or $0.05 per diluted share, compared with net income of $834,000, or $0.09 per diluted share, for the same quarter a year ago. The decline was primarily due to the lower top line performance mentioned above, which was partially offset by reductions in expenses.
  For the first half of 2010, revenues increased slightly to $16.7 million from $16.6 million in the comparable 2009 period. The Company achieved this increase despite an unusually severe winter during the first quarter of 2010 and the FIFA 2010 World Cup during the second quarter. EBITDA for the first half was $2.1 million, compared to $2.8 million for the comparable 2009 period. Net Income for the first half was $776,000, or $0.09 per diluted share, compared to $1.5 million, or $0.17 per diluted share, for the 2009 period.

Balance Sheet Highlights

The Company had cash at June 30, 2010 of approximately $3.5 million, compared to $2.6 million at December 31, 2009. Total assets at June 30, 2010 were approximately $47.3 million versus approximately $53.7 million at December 31, 2009. The decline in asset value was attributable to the impact of declining Czech to US exchange rates on asset revaluations, as the balance sheet was translated at the exchange rate effective at the end of the quarter and had a greater negative impact than the translation of the profit and loss statements, which is based on average monthly exchange rates. Similarly, stockholders’ equity was approximately $31.6 million, or $3.53 per diluted share, compared to $35.5 million, $3.97 per diluted share, at December 31, 2009. On July 8, 2010 TWC satisfactorily retired, pursuant to the terms of the Replacement Notes, the Company’s unsecured promissory notes aggregating $1.55 million, which had matured on June 26, 2010, along with a total payment of $295,000 in associated deferred and accrued interest.

Conference Call

TWC will host a conference call to discuss these results at 2:00 p.m. EDT today (August 5, 2010). Anyone interested in participating should call 1-877-639-6921 if calling within the United States or 1-706-643-4470 if calling internationally, approximately 10 minutes prior to 2:00 p.m. Participants should ask for the Trans World Corporation 2010 Second Quarter Financial Results conference call, Conference ID# 88532597.

The conference call will also be webcast live via the Investor Relations section of Trans World’s website at www.transwc.com, or by clicking the following link: http://investor.shareholder.com/media/eventdetail.cfm?eventid=84565&CompanyID=ABEA-4BSS1X&e=1&mediaKey=F5018C21DD2F0A99E727DE3BDA4FAE6B

To listen to the live call, please go the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website for 30 days.

About Trans World Corporation

Trans World Corporation, founded in 1993, is a publicly traded, US corporation with all of its gaming and hotel operations in Europe. TWC’s casinos operate under the registered brand name American Chance Casinos and are strategically located in border towns in the Czech Republic and in the case of the Croatian casino that it manages, near a resort city. The Company owns and operates the Ceska and Rozvadov casinos on the Czech-German border near Regensburg, Germany; Route 59 Casino, Hotel Savannah and the Spa at Hotel Savannah on the Czech-Austrian border north of Vienna, Austria; and the Route 55 Casino on the Czech-Austrian border north of Linz, Austria. TWC also operates the Grand Casino Lav near Split, Croatia under a management contract.

Additional information about TWC and its American Chance Casinos and the Hotel Savannah, can be found at www.transwc.com, www.american-chance-casinos.com and www.hotel-savannah.com, which are not part of this release.

This press release contains certain forward-looking statements and data. Any statements and data contained herein that are not historical fact may be deemed to be forward-looking data. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipates,” “estimates,” or “continue” or comparable terminology or the negative thereof are intended to identify certain forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, both known and unknown, and actual results may differ materially from any future results expressed or implied by such forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements or data whether as a result of new information, future events or otherwise.

TRANS WORLD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)
Three and Six Months Ended June 30, 2010 and 2009
(in thousands, except for share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

REVENUES	$8,029	$8,739	$16,660	$16,557

COSTS AND EXPENSES:

Cost of revenues	4,395	4,560	9,076	8,646
Depreciation and amortization	474	536	985	989
Selling, general and administrative	2,513	2,634	5,489	5,080

	7,382	7,730	15,550	14,715

INCOME FROM OPERATIONS	647	1,009	1,110	1,842

OTHER EXPENSE:

Interest expense, net	(158)	(175)	(334)	(355)

NET INCOME	489	834	776	1,487

Other comprehensive income (loss), foreign currency
translation adjustments	(3,916)	4,124	(4,798)	833

COMPREHENSIVE INCOME (LOSS)	$(3,427)	$4,958	$(4,022)	$2,320

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	8,871,640	8,871,640	8,871,640	8,868,862
Diluted	8,947,177	8,951,586	8,947,177	8,948,807

EARNINGS PER COMMON SHARE:
Basic	$0.06	$0.09	$0.09	$0.17
Diluted	$0.05	$0.09	$0.09	$0.17

TRANS WORLD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
June 30, 2010 and December 31, 2009
(in thousands, except for share data)

ASSETS
	June 30, 2010	December 31, 2009
CURRENT ASSETS:	(Unaudited)
Cash	$3,477	$2,582
Prepaid expenses	811	1,026
Notes receivable, current portion	326	225
Other current assets	434	1,897

Total current assets	5,048	5,730

PROPERTY AND EQUIPMENT, less accumulated depreciation
of $8,989 and $9,316, respectively	32,501	38,203

OTHER ASSETS:
Goodwill	5,738	6,577
Notes receivable, less current portion	1,039	1,309
Deposits and other assets	2,973	1,849

Total other assets	9,750	9,735

	$47,299	$53,668

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Long-term debt, current maturities	$3,314	$3,521
Capital lease, current portion	38	50
Accounts payable	1,015	1,206
Interest payable	295	218
Czech tax accrual	3,494	4,459
Accrued expenses and other current liabilities	1,023	1,659

Total current liabilities	9,179	11,113

LONG-TERM LIABILITIES:
Long-term debt, less current maturities	6,442	6,983
Capital lease, less current portion	53	57

Total long-term liabilities	6,495	7,040

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:

Preferred stock, $.001 par value, 4,000,000 shares authorized, none issued
Common stock, $.001 par value, 20,000,000 shares authorized,
8,871,640 shares, issued and outstanding, respectively	9	9
Additional paid-in capital	51,842	51,710
Accumulated other comprehensive income	4,285	9,083
Accumulated deficit	(24,511)	(25,287)

Total stockholders' equity	31,625	35,515

	$47,299	$53,668

TRANS WORLD CORPORATION AND SUBSIDIARIES EBITDA RECONCILIATION Three and Six Months Ended June 30, 2010 and 2009 (in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

NET INCOME	$489	$834	$776	$1,487
Add: Interest expense, net	158	175	334	355
Add: Depreciation and amortization expense	474	536	985	989
EBITDA	$1,121	$1,545	$2,095	$2,831

EBITDA margin (% of revenues)	14.0%	17.7%	12.6%	17.1%

Reconciliation of Non-GAAP Measures to GAAP

The Company believes that EBITDA, a non-GAAP financial measure provides useful information to its investors as well as to others who might be interested in purchasing shares of TWC common stock. This belief is based on conversations and meetings TWC’s management has had with its investors where the substance of these talks has centered around historical and prospective EBITDA measurements. Based on management’s observations, it appears that, even though the EBITDA measurement is not “GAAP,” it does enhance investors’ understanding of the Company’s business. In short, this performance measurement gives an analytic view of the Company’s operational earnings on a cash-basis, excluding the impact of debt obligations and (non-cash) depreciation and amortization.

CONTACT:
Trans World Corporation
Jill Yarussi, Manager of Communications
212-983-3355
JYarussi@transwc.com
www.transwc.com
or
Investor Relations Contact:
The Equity Group Inc.
Adam Prior, Vice President
212-836-9606
APrior@equityny.com
Melissa Dixon, Senior Account Executive
212-836-9613
MDixon@equityny.com
www.theequitygroup.com